Exhibit 10.7

Change in Control

Policy

Table of Contents

1.	Introduction	3

1.1	Overview	3

1.2	Purpose of the Policy	3

1.3	Policy Objectives	3

1.4	Scope	3

2.	Policy	3

2.1	Policy Statement & Description	3

2.2	Roles and Responsibilities	4

3.	Appendix	4

3.1	Glossary	4

3.2	Related Policies & Regulations	6

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1.	Introduction

1.1	Overview

The PartnerRe Ltd. Change in Control Program (“CIC Program”) protects the salary and benefits of certain key executives in situations a change in control has occurred and the key executive has terminated employment within 12 months of such event.

1.2	Purpose of the Policy

The purpose of the CIC Program is to secure the continued services of key executives of the Company and to ensure their continued dedication to their duties in the event of, or the threat of a Change in Control.

1.3	Policy Objectives

–	To provide incentives to ensure key executives act in the best interests of shareholders in the event of a Change in Control: and

–	To provide protection to key executives who may be asked to defend against hostile takeovers

1.4	Scope

This CIC Program is intended to apply to certain key executives, as approved by the Compensation and Management Development Committee (“Participants”), and will be managed and administered by Group Compensation and Benefits.

2.	Policy

2.1	Policy Statement & Description

CIC Award Conditions

Participants are entitled to CIC award provisions under the following conditions:

-	CIC, as defined herein, has occurred within the last 12 months.

-	The Participant is terminated by the Company for reasons other than death, disability or “Cause” or the Participant terminates with “Good Reason”, as defined herein, during the CIC Transition Period.

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CIC Award Provisions by Tier Level

The CIC award provisions for each Participant are defined by the tier level of the Participant.

	Tier 1	Tier 2	Tier 3
Award Provisions	Group Chief Executive Officer	Executive Committee Member	Other

Base Salary	3 times annual	2 times annual	1 time annual

Cash Annual Incentive (1)	3 times	2 times	1 time

Prorata Target Cash Annual Incentive (2)	1	1	0

Health and Welfare	3 years	2 years

Other Benefits	As per individual contracts

(1)	The greater of the average annual incentive paid in each of the 3 years prior to the Change in Control or the target annual incentive for current role;
(2)	Prorated for year of termination

2.2	Roles and Responsibilities

The Compensation and Management Development Committee approves this Policy. The Change in Control Policy will be managed and administered by Group Compensation and Benefits.

3.	Appendix

3.1	Glossary

Terms	Definitions
Change in Control or CIC	(i) when any “person” within the meaning of Section 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the PartnerRe Ltd. (the “Company”), a subsidiary or any employee benefit plan(s) sponsored by the

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Terms	Definitions

Company or any subsidiary, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the then outstanding Common Shares; or

(ii) at any time during a period of 12 consecutive months, when individuals who constitute the Board on the effective date of this Policy, cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the effective date of this definition, whose election, or nomination for election by the Company’s shareholders, was on the recommendation or with the approval of at least two-thirds of the directors comprising the Board on the effective date of this definition (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (ii), considered as though such person were a member of the Board on the effective date of this definition;

(iii) all or substantially all of the assets of the Company are sold, liquidated or distributed (in one or a series of related transactions); or

(iv) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Transaction”), other than with a wholly-owned subsidiary and other than a merger or consolidation, that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such Transaction.

Cause	The Company shall have “Cause” to terminate the Participant’s employment hereunder upon (A) the engaging by the Participant in serious negligence or willful misconduct which is demonstrably injurious to its subsidiaries; (B) willful and intentional failure to comply in all

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Terms	Definitions
material respects with the direction of the Board after written notice and the opportunity to correct, or (C) the conviction, a plea of guilty or a plea of no contest of the Participant for a serious criminal act. For purposes of this paragraph, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

Good Reason	Good Reason” shall mean (A) a failure by the Company to comply with any material provision of the Participant’s Employment Agreement, (B) the assignment to the Participant by the Company of duties inconsistent in a material adverse respect with the Participant’s position, authority, duties or responsibilities with the Company, as applicable, including, but not limited to, any reduction whatsoever in such position, authority, duties, responsibilities or status, or a change in the Participant’s titles as then in effect, (C) without the Participant’s prior written consent, any reduction in Base Salary and annual benefits, (D) change in the condition of employment.

CIC Transition Period

The period following the Change in Control during which CIC award provisions may be claimed by a Participant under specific conditions as outlined herein.

The CIC Transition Period for all Participants is 12 months following the date of the CIC.

3.2	Related Policies & Regulations

The Change in Control sections of the Equity Plan documents.

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